Exhibit 99.1


                                                 Contact:
                                                 Marc Panoff, CFO
                                                 Nephros, Inc.
                                                 Tel: 212-781-5113

FOR IMMEDIATE RELEASE

           Nephros, Inc. Reports Third Quarter 2004 Financial Results


New York -November 16, 2004 - Nephros, Inc. (AMEX: NEP) announced today financial results for the third quarter and nine months ended September 30, 2004.

Nephros reported net revenue of $46,379 for the three months ended September 30, 2004 compared with no revenue in comparable period of the prior year. The Company reported net loss of $1,881,849 for three months ended September 30, 2004, as compared to $1,841,086 for the same period in 2003. Nephros reported net loss applicable to common stockholders of $8,864,795, or $3.89 per share for the three months ended September 30, 2004, as compared to $2,139,086, or $1.34 per share, for the same period in 2003. The net loss applicable to common shareholders includes losses attributed to preferred dividends and accretion of beneficial conversion features and issuance costs in connection with the issuance of convertible preferred stock. Total preferred dividends and accretion amounted to $6,982,946 for the three months ended September 30, 2004, compared to $298,000 for the same period in 2003.

Nephros reported net revenue of $46,379 for the nine months ended September 30, 2004 compared with no revenue in the comparable period of the prior year. For the nine months ended September 30, 2004, The Company reported net loss of $5,579,615, as compared to $5,669,593 for the same period in 2003. Nephros reported net loss applicable to common stockholders of $17,314,148, or $9.49 per share, as compared to $6,149,593, or $3.86 per share, for the same period in 2003. The net loss applicable to common shareholders includes losses attributed to preferred dividends and accretion of beneficial conversion features and issuance costs in connection with the issuance of convertible preferred stock. Total preferred dividends and accretion amounted to $11,734,533 for the nine months ended September 30, 2004, compared to $480,000 for the same period in 2003.

Norman Barta, chief executive officer of Nephros, commented, "This has been a very exciting quarter for Nephros; we've achieved several important milestones for the company. During the quarter we completed our initial public offering. As expected, we have started to generate revenue from our sales in Europe, and we have our strategy in place to target measurable sales growth throughout the region going forward, and ultimately expand into other geographic areas as planned."

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The Company reported $13,439,411 in cash and cash equivalents at September 30,
2004, as compared to $4,121,263 at December 31, 2003. Cash and cash equivalents at September 30, 2004 includes $10,784,586 in net proceeds from the Company's initial public offering completed on September 24, 2004. The Company sold 2,100,000 shares of common stock in its initial public offering at a price of $6.00 per share.

About Nephros Inc.
Nephros, Inc., headquartered in New York, is a medical device company developing and marketing products designed to improve the quality of life for the End Stage Renal Disease (ESRD) patient, while addressing the critical financial and clinical needs of the care provider. ESRD is a disease state characterized by the irreversible loss of kidney function. Nephros believes that its products are designed to remove a range of harmful substances more effectively, and more cost-effectively, than existing treatment methods; particularly with respect to substances known collectively as "middle molecules", due to their molecular weight, that have been found to contribute to such conditions as carpal tunnel syndrome, dialysis related amyloidosis, degenerative bone disease and ultimately, to mortality in the ESRD patient.

Except for historical information, this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act of 1995. All statements included in this press release that address activities, events or developments that Nephros expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Nephros based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Nephros. Actual results may differ materially from the expectations contained in the forward-looking statements. More detailed information about Nephros and the risk factors discussed above is set forth in Nephros's filings with the Securities and Exchange Commission, including Nephros's Final Prospectus, dated September 20, 2004, with respect to the registration of 2,100,000 shares of common stock for sale to the public. Investors and security holders are urged to read such document free of charge at the Commission's web site at www.sec.com. Nephros does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise

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